Exhibit 10.C

DONALDSON COMPANY, INC.

COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

1.	PURPOSE

The purpose of the Plan is to enable non-employee Directors of Donaldson Company, Inc., (the “Company”) to elect to receive their fees as members of the Board of Directors and Committees of the Board in the form most advantageous to them. The Plan permits an election to defer such compensation and accumulate it with interest at the same rate as the Company has obtained for the Fixed Income Option of its Salaried Retirment Savings (401(k)) Plan.

2.	EFFECTIVE DATE

November 1, 1985

3.	ELIBIBILITY

All members of the Board of Directors who are not employees of the Company.

4.	COMPENSATION COVERED BY THE PLAN

The compensation covered by the Plan will be fees paid to members of the Board of Directors for their services as such. Special compensation for services to the Company as part of their business or professional activities, such as legal, investment advisory and like services, will not be compensation for purposes of this Plan.

5.	ELECTION TO DEFER

Each Director may, in lieu of receiving current compensation, elect to defer:

	A.	All compensation;

	B.	A designated percentage of the compensation; (in 10% increments)

6.	ACCOUNTING FOR DEFERRED COMPENSATION

The Company will establish an account (“Deferral Account”) for each Director who has elected to defer compensation and will credit said account on the last day of each month with the amount of deferred compensation earned during that month.

A.

The Company shall also include interest, quarterly, on the average monthly balance held in the Deferral Account. The rate of interest to be credited shall be the same rate of interest as applied in the Fixed Income Option of the Company’s Salaried Retirement Savings (401(k)) Plan.

	B.	The Company may provide other ways for ascertaining the applicable interest and allow the Director to elect which of such ways shall apply to his account.

7.	FUNDING OF THE DEFERRAL ACCOUNT

The amounts credited to each Director in the Deferral Account shall not be held by the Company in a trust, escrow or similar fiduciary capacity, and neither the Director, nor any legal representative, shall have any right against the Company with respect to any portion of the account except as a general unsecured creditor of the Company.

8.	DISTRIBUTION OF DEFERRAL COMPENSATION

At the time of the election to defer, each Director shall elect the time and manner in which the value of his Deferral Account shall be distributed. Such election shall be irrevocable when made with respect to the current plan year. The Director shall be entitled to receive, or to commence receiving, distributions from the Deferral Account as follows:

	A.	On a date set by the Director;

	B.	Upon the attainment of an age determined by the Director;

C.

On the occurrence of a stated event, such as his death, retirement from his principal business activity, termination of services as a Director, disability or any other event or occurrence stipulated by him and approved by the Administrator.

Each Director shall be entitled to receive distributions from the Deferral Account in any one of the following forms:

	D.	In a lump sum;

	E.	In approximately equal quarterly installments over a period of years stipulated by him;

	F.	In approximately equal quarterly installments with a value stipulated by him until the Deferral Account is exhausted; or

	G.	Any other form or manner of distribution determined by him and approved by the Administrator.

Notwithstanding any other provision of this Plan, upon the occurrence of a change in control, all elections to defer compensation under this Plan shall immediately terminate, all Deferral Accounts shall be adjusted for contributions, distributions and interest credits through to the date of the change in control and all Deferral Accounts shall be distributed to the Director (or the Beneficiary of a deceased Director) in a single lump sum cash payment within thirty (30) days of the date of the change in control. For this purpose, change in control shall have the meaning specified in the “1989 Amendment to Donaldson Company, Inc. 1980 Master Stock Compensation Plan” as the same may be amended from time to time.

9.	MANNER OF ELECTION

On or before March 1, 1986 and thereafter prior to December 1 of each year, each Director shall be entitled to file an instrument with the Administrator exercising his election under the Plan. Such election may be revoked or amended at any time, pursuant to a written notice sent to the Plan Administrator. The revocation or amendment will become effective as of the following December 1. If a Director does not file an instrument under this plan, his compensation shall be paid to him in cash on a non-deferral basis.

10.	DISTRIBUTION IN EVENT OF DEATH

In the event of Death, distribution of the account will be made to the Beneficiary named by the Director. If no such Beneficiary has been named, to that person who would have a right to receive such distribution by will or by the applicable laws of descent and distribution.

11.	ADMINISTRATION OF THE PLAN

The Administrator of the Plan shall be the Secretary of the Company. The Administrator shall interpret the Plan and make all decisions with respect to the rights of Directors hereunder. The Company shall at least annually (August 31 of each year) supply each participating director with a statement of their account.

12.	AMENDMENT OR TERMINATION

This Plan may be amended or terminated at any time by the Board of Directors; provided, however, that the rights of a Director or former Directors theretofore accrued under the Plan shall not thereby be affected without their consent.

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